SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
         (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                NetGravity, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    641114103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [ ]   Rule 13d-1(c)

      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

-------------------------------------------------                  ---------------------------------------------------
CUSIP NO. 641114103                                       13 G                                      Page 2 of 12 Pages
-------------------------------------------------                  ---------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vector Capital, L.P. ("Vector Capital")
                      Tax ID Number:  13-3923497
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]     (b)   X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
        NUMBER OF                    5        SOLE VOTING POWER
         SHARES                               2,047,029  shares,  except that VCP, a general partner of Vector Capital
      BENEFICIALLY                            and Slusky,  the  managing  member of VCP,  may be deemed to have shared
      OWNED BY EACH                           power to vote these shares.
       REPORTING
         PERSON
          WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,047,029  shares,  except  that VCP and PBK,  the  general  partners of
                                              Vector Capital,  Slusky,  the managing  member of VCP, and Korsant,  the president  and sole  shareholder  of PBK,  may be deemed to have  shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,047,029
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                  ---------------------------------------------------
CUSIP NO. 641114103                                       13 G                                      Page 3 of 12 Pages
-------------------------------------------------                  ---------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vector Capital Partners, L.L.C. ("VCP")
                      Tax ID Number:  94-3313104
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a)  [ ]     (b)   X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF                   5        SOLE VOTING POWER
          SHARES                              80,000 shares,  except that Slusky,  the managing  member of VCP, may be
       BENEFICIALLY                           deemed to have shared power to vote these shares.
      OWNED BY EACH
        REPORTING
         PERSON
          WITH
                                    -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,047,029  shares that are directly  owned by Vector  Capital.  VCP is a general partner of Vector Capital and may be deemed to have shared power to vote these shares. Also see response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              80,000 shares,  except that Slusky,  the managing  member of VCP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,047,029  shares that are directly  owned by Vector  Capital.  VCP is a general partner of Vector Capital and may be deemed to have shared power to dispose of these shares. Also see response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,127,029
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                  ---------------------------------------------------
CUSIP NO. 641114103                                       13 G                                      Page 4 of 12 Pages
-------------------------------------------------                  ---------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      PBK Holdings, Inc. ("PBK")
                      Tax ID Number: 13-3791747
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a)  [ ]     (b)   X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
        NUMBER OF                    5        SOLE VOTING POWER
         SHARES                                5,520 shares, except that Korsant, the president and sole shareholder of
      BENEFICIALLY                             PBK, may be deemed to have shared power to vote these shares.
      OWNED BY EACH
       REPORTING
         PERSON
          WITH                       -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              616,560  shares that are directly owned by Ziff Asset  Management,  L.P.
                                              ("ZAM").  PBK is the  general  partner  of ZAM and may be deemed to have shared power to vote these shares. Also see response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,520 shares, except that Korsant, the president and sole shareholder of
                                              PBK, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,663,589  shares, of which 616,560 shares are directly owned by ZAM and
                                              2,047,029  shares  are  directly  owned by  Vector  Capital.  PBK is the general  partner of ZAM and a general  partner of Vector Capital and may be deemed to have  shared  power to  dispose of these  shares.  Also see response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,669,109
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    20.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    CO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                  ---------------------------------------------------
CUSIP NO. 641114103                                       13 G                                      Page 5 of 12 Pages
-------------------------------------------------                  ---------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Alexander R. Slusky ("Slusky")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a)  [ ]     (b)   X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          25,000 shares issuable upon the exercise of a stock option.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,127,029 shares, of which 2,047,029 shares are directly owned by Vector
                                              Capital  and 80,000  shares  are  directly  owned by VCP.  Slusky is the managing  member of VCP, which is a general  partner of Vector  Capital, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              25,000  shares  issuable  upon the exercise of a stock option.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,127,029 shares, of which 2,047,029 shares are directly owned by Vector
                                              Capital  and 80,000  shares  are  directly  owned by VCP.  Slusky is the managing  member of VCP, which is a general  partner of Vector  Capital, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,152,029
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                  ---------------------------------------------------
CUSIP NO. 641114103                                       13 G                                      Page 6 of 12 Pages
-------------------------------------------------                  ---------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip B. Korsant ("Korsant")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]     (b)   X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              622,080  shares,  of which 5,520  shares are  directly  owned by PBK and
                                              616,560  shares are directly  owned by ZAM.  Korsant,  the president and sole  shareholder  of PBK,  which is the general  partner of ZAM, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,669,109  shares,  of which  5,520  shares are  directly  owned by PBK,
                                              616,560  shares  are  directly  owned by ZAM and  2,047,029  shares  are directly  owned by  Vector  Capital.  Korsant,  the  president  and sole shareholder  of PBK,  which is the general  partner of ZAM and a general partner of Vector Capital, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,669,109
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    20.2%
----------- ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages



ITEM 1(a). NAME OF ISSUER:

           NetGravity, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1900 S. Norfolk Street, Suite 150
           San Mateo, CA 94403

ITEM 2(a). NAME OF PERSON FILING:

           This Statement is filed by Vector Capital, L.P. ("Vector Capital"), Vector Capital Partners, L.L.C. ("VCP"), PBK Holdings, Inc. ("PBK"), Alexander R. Slusky ("Slusky") and Philip B. Korsant ("Korsant"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           VCP is a general partner of Vector Capital, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by Vector Capital. Slusky is the managing member of VCP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by VCP and Vector Capital. PBK is a general partner of Vector Capital, and may be deemed to have shared power to dispose of shares of the issuer directly owned by Vector Capital. PBK is also the general partner of Ziff Asset Management, L.P. ("ZAM"), and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by ZAM. Korsant is the president and sole shareholder of PBK, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PBK or ZAM, and shared power to dispose of shares of the issuer directly owned by Vector Capital.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for Vector Capital, VCP and Slusky is 3000 Sand Hill Road, Building 4, Suite 235, Menlo Park, CA 94025. The address of the principal business office for PBK and Korsant is 283 Greenwich Avenue, Greenwich, CT 06830.

ITEM 2(c)  CITIZENSHIP:

           Vector Capital is a Delaware limited partnership, VCP is a Delaware limited liability company, PBK is a Delaware corporation and Slusky and Korsant are U.S. citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           CUSIP # 641114103

ITEM 3.    Not Applicable

                                                              Page 8 of 12 Pages


ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

             (a)  Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

             (b)  Percent of Class:

                  See Row 11 of cover page for each Reporting Person.


             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                         See Row 8 of cover page for each Reporting Person.

                                                              Page 9 of 12 Pages


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreement of Vector Capital and the limited liability company agreement of VCP, the general and limited partners of Vector Capital and the member of VCP may be deemed to have the right to receive dividends from, or the proceeds from the sale of shares of the issuer owned by each such entity. In his capacity as the sole shareholder of PBK, Korsant may be deemed to have the right to receive dividends from, or the proceeds from the sale of shares of the issuer owned by PBK.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATION:

           Not applicable.

                                                             Page 10 of 12 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself and the entities I represent is true, complete and correct.

Dated:  February 9, 1999





/s/  Alexander  R. Slusky
----------------------------------------
Alexander R. Slusky, individually and on
behalf of Vector Capital in his capacity
as the managing member of VCP, a general
partner of Vector Capital, and on behalf
of VCP in his  capacity as the  managing
member thereof.




/s/ Philip B. Korsant
----------------------------------------
Philip B. Korsant,  individually  and on
behalf  of PBK in  his  capacity  as the
president and sole shareholder thereof.

                                                             Page 11 of 12 Pages



                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   12

                                                             Page 12 of 12 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of NetGravity, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 9, 1999



/s/  Alexander  R. Slusky
----------------------------------------
Alexander R. Slusky, individually and on
behalf of Vector Capital in his capacity
as the managing member of VCP, a general
partner of Vector Capital, and on behalf
of VCP in his  capacity as the  managing
member thereof.




/s/ Philip B. Korsant
----------------------------------------
Philip B. Korsant,  individually  and on
behalf  of PBK in  his  capacity  as the
president and sole shareholder thereof.